Deloitte Touche Tohmatsu Rua Nunes Machado, 68, The Five East Batel - 18º andar 80250-000 - Curitiba - PR Brazil Tel.: + 55 (41) 3312-1400 Fax: + 55 (41) 3312-1470 www.deloitte.com.br

April 10, 2024

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C., USA 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Companhia Paranaense de Energia - Copel’s Annual Report on Form 20-F dated April 10, 2024, and have the following comments:

1.	We agree with the statements made in the first, second and third paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes Ltda.